Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and the related Prospectus of Kornit Digital Ltd. for the registration of $100,000,000 of Ordinary Shares, Warrants, Rights, Debt Securities and/or Units offered by Kornit Digital Ltd. and up to 15,127,481 Ordinary Shares offered by the Selling Shareholders and to the incorporation by reference therein of our report dated March 17, 2016, with respect to the consolidated financial statements of Kornit Digital Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
January 3, 2017	A Member of EY Global